EXHIBIT 99.2
August 15, 2007 Statement of William L. Stakelin,

Chief Executive Officer of Regent Communications, Inc.

“As indicated in the lawsuit we filed today, we believe Riley and SMH Capital have engaged in a number of violations with regard to federal securities laws in their solicitation of Regent’s shareholders. We believe Riley engaged in improper communications with shareholders and Riley’s requests for a special shareholder meeting are invalid. We are prepared to call a special meeting of shareholders upon receipt of valid requests solicited in compliance with applicable securities laws. Our management and board remain committed to maximizing value for all shareholders. As we execute on our strategy, we will continue to evaluate, in conjunction with our legal and financial advisors, all stockholder proposals that may be presented to the company.”
Important Additional Information Will be Filed with the SEC
Regent plans to file with the SEC and mail to its stockholders a proxy statement in connection with the proposed special meeting, if it is held. Investors and security holders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about Regent and the proposals to be voted upon at the proposed special meeting. Investors and stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by Regent through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by Regent by directing a request to Regent Communications, Inc., 2000 Fifth Third Center 511 Walnut Street, Cincinnati, Ohio 45202, Attention: Investor Relations: Proxy Request.
Regent and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed special meeting, if it is held. The names of Regent’s directors and executive officers and a description of their direct or indirect interests, by security holdings or otherwise, in Regent is set forth in its Schedule 14A, which was filed with the SEC on April 9, 2007 and may be obtained through the web site maintained by the SEC at www.sec.gov.